Exhibit (10)CC

Target Corporation
1000 Nicollet Mall
Minneapolis, Minnesota 55403

July 26, 2014
Mr. Brian Cornell
[intentionally omitted]

Re: Offer Letter

Dear Brian:

We are pleased to extend to you our offer to join Target Corporation, a Minnesota corporation (the “Company”). If you accept this offer, your start date will be August 12, 2014 (such date, the “Start Date”). This letter (“Offer Letter”) serves as confirmation of our offer subject to the contingencies set forth below.

Position and Duties. As of the Start Date, you will be employed by the Company as Chief Executive Officer, will be appointed to the Board of Directors of the Company (the “Board”), and will be named Chairman of the Board, with duties as are commensurate with such positions. You will perform your duties primarily at the Company’s headquarters in Minneapolis, Minnesota.

Base Salary. Your base salary as of the Start Date will be at an annual rate of $1,300,000, which will be paid in substantially equal installments in accordance with the Company’s payroll policies (the “Base Salary”). Your Base Salary will be reviewed from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The Base Salary as determined herein from time to time shall constitute your “Base Salary” for all purposes under this Offer Letter.

Annual Incentive. You will be eligible to participate in the Company’s Officer Short-Term Incentive Plan for fiscal year 2014 with an annual target bonus opportunity equal to 150 percent of your Base Salary, pro rated for the portion of the 2014 fiscal year from the Start Date until the last day of the 2014 fiscal year that you are employed with the Company, to be paid to you at the same time as annual bonuses are paid to senior executives of the Company generally, subject to your continued employment with the Company through such time. For fiscal years of the Company subsequent to fiscal year 2014, you shall be eligible to participate in the Company’s short-term incentive programs, provided that any subsequent short-term incentive compensation will be provided to you in amounts, at times, in forms and on such terms and conditions as determined by the Compensation Committee or the Board in its sole discretion.

Long-Term Incentives. For fiscal year 2015, at the time grants are made to other senior executives of the Company generally, subject to your continued employment at such time, you will be awarded equity incentive grants with a target value as of the grant date of $9,000,000. All such awards will be made (i) in accordance with the terms and conditions of the Company’s Long-Term Incentive Plan or its successor, as it may be amended from time to time (the “LTIP”) and (ii) on the same terms and conditions and in the same proportion as to the forms of equity awards granted to other senior executives of the Company generally for fiscal year 2015. For fiscal years of the Company subsequent to fiscal year 2015, you shall be eligible to participate in the Company’s long-term incentive programs, provided that any subsequent grants of long-term incentive compensation will be provided to you in amounts, at times, in forms and on such terms and conditions as determined by the Compensation Committee or the Board in its sole discretion.

Make-Whole Compensation. In consideration of the forfeiture of certain incentive compensation awards from your previous employer, the Company agrees to provide you with the following on the terms and conditions set forth below.

Make-Whole Equity Grant. As soon as practicable following the Start Date, you will be awarded performance-based restricted stock units and restricted stock units with respect to a number of shares of Company common stock (“Common Stock”) equal to the quotient obtained by dividing (i) the excess, if any, of (a) $19,250,000 over (b) the Retained Value (as defined below) by (ii) the Fair Market Value (as defined in the Company’s Long-Term Incentive Plan) of a share of Common Stock as of the grant date (the “Make-Whole Equity Grant”). The “Retained Value” shall equal the sum of (I) for any cash-based incentives, the value of any cash-based incentives outstanding as of immediately prior to the date of your termination of employment with your previous employer that you do not forfeit as a result of your termination of employment with your previous employer based on the target cash value of such awards and (II) for any stock-based incentives, the product of (A) target number of shares subject to such awards outstanding as of immediately prior to the date of your termination of employment with your previous employer that you do not forfeit as a result of your termination of employment with your previous employer and (B) the closing price of a share of your previous employer’s common stock as of the date on which your employment terminates.

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RSUs. Subject to your continued employment through the applicable vesting date and, in order to enable such awards to qualify for the exception to the deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Company obtaining positive net earnings for its U.S. operations (the “Profitability Goal”) for the third and fourth quarters of the 2014 fiscal year, 30 percent of the Make-Whole Equity Grant (i.e., if there is no Retained Value, $5,775,000) shall vest and be settled in March 2015 (the “RSUs”).

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PBRSUs. Subject to the achievement of the Profitability Goal for the Company’s 2015 fiscal year and your continued employment through the applicable vesting date, the remainder of the Make-Whole Equity Grant (i.e., if there is no Retained Value, $13,475,000) shall vest and be settled 1/3 on each of March 2016, March 2017 and March 2018 (the “PBRSUs”); provided that the number of such PBRSUs that will actually become earned, vested and settled on the applicable vesting date may increase or decrease by up to 25 percent based on the Company’s relative total shareholder return (“TSR”) as calculated below. TSR will be based on a hypothetical investment of $100 in the Company and each of the members of the Company’s retail peer group (the “Peers”) as of the Start Date and comparing it with the value at the end of the fiscal year immediately preceding the scheduled vesting dates set forth above, assuming the reinvestment of all dividends paid during the fiscal year; provided that the stock price of the Company and each of its Peers on the Start Date and the end of the fiscal year immediately preceding each of the scheduled vesting dates shall be deemed to be the average of each company’s stock price for the 90 calendar days immediately preceding the applicable measurement dates. If the Company’s TSR is in the top 33 percent of its Peers, you will be eligible to earn 125 percent of the targeted value of the tranche scheduled to vest during such period; if the Company’s TSR is in the middle 33 percent of its Peers, you will be eligible to earn 100 percent of the targeted value of the tranche scheduled to vest during such period; and if the Company’s TSR is in the bottom 33 percent of its Peers, you will be eligible to earn 75 percent of the targeted value of the tranche scheduled to vest during such period.

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Treatment of Make-Whole Equity Upon Involuntary Termination. Notwithstanding the foregoing, upon a termination of your employment that would give rise to severance benefits under the Company’s Officer Income Continuance Policy Statement or its successor, as it may be amended from time to time (the “ICP”), subject to (i) your execution and non-revocation of a release and any other terms and conditions of the ICP (including any restrictive covenants contained therein) and (ii) the achievement of the Profitability Goal, you shall earn, vest in and receive within 10 business days of the date of termination (unless the Profitability Goal has yet to be met in which case awards shall be settled within 30 days of the end of the period to which the Profitability Goal applies), to the extent then unvested, the RSUs and 50 percent of the PBRSUs that would have been earned, vested and settled thereafter, in each case, assuming achievement of the TSR Goal at the target level.

Make-Whole Pro Rata 2014 Equity Grant. As soon as practicable following the Start Date, you will be awarded equity incentive grants with a target value as of the grant date of $3,750,000, provided that the Start Date is on or before September 1, 2014. Such awards will be made (i) in accordance with the terms and conditions of the Company’s Long-Term Incentive Plan and (ii) on the same terms and conditions and in the same proportion as to the forms of equity awards granted to other senior executives of the Company generally for fiscal year 2014 (i.e., 75 percent performance share units and 25 percent performance based restricted stock units). Notwithstanding the foregoing, in addition to any other terms and conditions applicable to such awards, the 2014 grants may be subject to the Profitability Goal for fiscal year 2015.

Make-Whole Pro-Rata Annual Bonus Payment. You will be eligible to receive an additional cash payment equal to the product of (i) your target short-term incentive compensation award from your previous employer for fiscal year 2014 (i.e., $1,350,000) and (ii) a fraction, the numerator of which is the number of days from the first day of the 2014 fiscal year of your previous employer until the Start Date and the denominator of which is 365, to be paid to you at the same time as annual bonuses are paid to senior executives of the Company generally, subject to your continued employment with the Company through such time.

Other Benefit Plans. During your employment with the Company, you will be eligible to participate in the employee benefit plans and programs of the Company applicable to senior executives of the Company generally as may be in effect from time to time and the Company will pay or reimburse your business expenses incurred in accordance with the policies applicable to senior executives of the Company generally as in effect from time to time. In addition, during your employment with the Company, you will be eligible for personal use of the Company’s aircraft upon such terms and conditions and subject to a cap of $175,000 determined in accordance with the rules valuing perquisites under Section 402 of Regulation S-K.

Severance. You will be eligible to participate in the Company’s ICP or its successor, as it may be amended from time to time, provided that notwithstanding any provision of the ICP (including without limitation Section II.N of the ICP), the determinations of the Board or the Compensation

Committee with respect to you under the ICP will be exclusive and final.

Company Policies. You will be subject to all policies of the Company, including, without limitation, any stock ownership guidelines and incentive compensation clawback policies applicable to senior executives of the Company, as each policy is adopted or amended from time to time. Consistent with the terms of Company’s stock ownership guidelines, you will have five years to meet the requisite stock ownership level. By signing this Offer Letter you agree that your continued employment is contingent upon compliance with applicable regulatory, registration and licensing requirements, if any, now or in the future required of your position, including passing the appropriate exams or transferring existing license(s), if any, or completing any registration requirements, within any reasonable time limits imposed by the Company, and your compliance with applicable regulatory, registration and licensing.

Representation. You represent and warrant to the Company that, as of the Start Date, you are not a party to any agreement, containing any non-competition or non-solicitation provisions or any other restrictions (including, without limitation, any confidentiality provisions) that would result in any restriction on your ability to accept and perform this or any other position with the Company and its affiliates.

Tax Withholding. The Company may withhold from any amounts payable to you under this Offer Letter or otherwise such United States federal, state or local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

Indemnification. The Company shall, at all times during which you may be subject to liability for your acts and omissions to act occurring while you are an officer of the Company or a member of the Board, indemnify you and hold you harmless to the maximum extent permitted under the Company’s charter, by-laws and applicable law and shall cover you as an insured under the Company’s contract of officers and directors liability insurance that covers members of the Board.

Entire Agreement; Amendments; Counterparts. This Offer Letter constitutes the entire agreement of the parties and supersedes all prior agreements. This Offer Letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

Governing Law and Employment “At Will”. This Offer Letter and your employment will be governed by Minnesota law, without reference to principles of conflict of laws. You and the Company agree that your employment with the Company constitutes “at-will” employment, subject to the above terms of this Offer Letter, and this employment relationship may be terminated at any time, upon written notice to the other party, for any reason, at the option either of you or the Company; provided that you give the Company 90 days’ advance notice of your decision to resign.

[Signature Page Follows Immediately After This Page]

We are excited about the important contributions you will make to the Company and look forward to your acceptance of our offer. Please indicate your acceptance of these terms by signing below and returning a copy to me by close of business on July 28, 2014.

Very truly yours,

/s/ Douglas M. Baker, Jr.
Name: Douglas M. Baker, Jr.
Title:	Member, Compensation Committee Target Corporation Board of Directors

Accepted and agreed:

/s/ Brian Cornell
Brian Cornell

Date: July 26, 2014